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Contacts:    Analyst contact:  Dennis E. McDaniel
	     Vice President, Financial Accounting and Investor Relations
	     513-603-2197
	     dennis.mcdaniel@ocas.com

	     Media contact:  Cindy L. Denney
	     Assistant Vice President, Corporate Communications
	     513-603-2074; cell phone: 703-7372
	     cindy.denney@ocas.com


For Immediate Release
---------------------


		OHIO CASUALTY GROUP MEMBER COMPANY TRANSFERS
		--------------------------------------------
	    OBLIGATIONS TO RENEW PRIVATE PASSENGER AUTO BUSINESS
	    ----------------------------------------------------
				IN NEW JERSEY
				-------------

FAIRFIELD, Ohio, December 19, 2001 - Ohio Casualty Corporation (Nasdaq: OCAS) (the Corporation) today announced that Ohio Casualty of New Jersey, Inc. (OCNJ) has transferred its obligations to renew 100% of OCNJ's private passenger automobile business written in the state of New Jersey to Proformance Insurance Company (Proformance), Freehold, New Jersey. Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company (the Company). The Company, together with Ohio Casualty of New Jersey, Inc. and four other property-casualty subsidiary companies, make up Ohio Casualty Group. National Atlantic Holdings Corporation is the parent of Proformance Insurance Company. Merrill Lynch & Co. advised the Corporation on the transaction and issued a fairness opinion.

President and CEO Dan Carmichael, CPCU, commented "This transaction to effectively exit New Jersey private passenger auto business eliminates a major risk to the successful execution of our Corporate Strategic Plan. Since the Plan was announced in June, the environment in New Jersey private passenger auto business has become more unstable for the Corporation due to the inability to control the volume of writings and profitability of this line of business in the state. Writing profitable business in the New Jersey private passenger auto market is not one of our core competencies. Although there is a significant cost in exiting this market, the New Jersey transaction allows us to focus on our core competencies and to grow our other lines of business in New Jersey. It is expected to also lead to improved operating performance in 2002 and beyond. The transaction we are announcing today concludes a significant effort to evaluate alternatives to reduce or eliminate the risk of our continued participation in the New


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Jersey private passenger auto market.  We firmly believe this transaction is our best course of action."

Under the terms of this transaction, OCNJ will pay Proformance $40.6 million to assume its obligations of renewal for the New Jersey private passenger auto policies. OCNJ will also have a contingent liability of up to $15.6 million (supported by a guarantee from the Company) to be paid to Proformance to maintain a premiums-to-surplus ratio of 2.5 to 1 on the transferred business if the premiums-to-surplus ratio increases above 2.5 to 1 during the next 3 years. OCNJ will cease writing private passenger auto business in New Jersey, but OCNJ will be retained by the Company as a subsidiary. In addition, the Company or one of its subsidiary companies will purchase, for $500,000, a 19.99 percent non-voting equity stake in Proformance's parent, National Atlantic Holdings Corporation. The Ohio Casualty Group will maintain all of its other lines of business in New Jersey, including homeowners, standard commercial lines, and specialty commercial lines.

Elizabeth Riczko, FCAS, MAAA, CPCU, Executive Vice President and COO for Personal Lines, commented "The New Jersey private passenger auto business has been losing money and draining valuable resources and was projected to continue to do so in the future as long as needed price increases were not achieved. We expect the elimination of New Jersey private passenger auto business to positively impact the before-tax underwriting results by approximately $14 million and $19 million in 2002 and 2003, respectively, and to a similar degree for several years thereafter."

The projected impact of the New Jersey transaction on the Corporation for the years 2001 through 2003 is summarized on the following table.

Projected impact of the New Jersey transaction versus continuing to write New Jersey private passenger auto business ($ in millions):

				    2001          2002            2003
				    ----          ----            ----
Net Premiums Written            $    -            $(99)          $(127)
Net Premiums Earned                  -             (45)           (121)
Losses and Loss Expenses             -             (45)           (120)
Underwriting Expenses (1)            41            (14)            (20)
Statutory Underwriting Gain (Loss)  (41)            14              19
Operating Income - After Tax        (26)             8              12
     (1)Underwriting expenses assumes contingent liability is zero

The initial payment of $40.6 million for the transfer of the renewal obligation for the New Jersey private passenger auto business, to be paid in twelve installments concurrent with non-renewal of policies by OCNJ, will be accrued in the fourth quarter of 2001. This will reduce after-tax operating income by approximately $26 million in the fourth quarter of 2001. Statutory surplus is also reduced by approximately $26 million subject to deferred tax asset admissibility limits that could temporarily reduce statutory surplus to a larger degree until actual payments are made. The reduction in statutory surplus is not expected to cause any violation of the Corporation's debt covenants.


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On or about March 31, 2002, OCNJ will begin sending required notices of non-
renewal to its existing policyholders, along with notices that offer a guaranteed option to renew their policies with Proformance. Proformance also will appoint approximately 200 of OCNJ's agencies.

As of September 30, 2001, OCNJ had approximately 66,000 personal auto policies in force in New Jersey, with approximately $91 million in net premiums written year-to-date as of September 30, 2001. All other lines of business in the state, which are expected to remain near current levels, total approximately $105 million in net premiums written year-to-date as of September 30, 2001.

Of the approximately 314 claims and underwriting operations employees in New Jersey, approximately 117 will be impacted by this transaction in the months ahead as business is transitioned to Proformance. These employees will be transferred to Proformance and there will be no severance related expenses for Ohio Casualty Group. The employees impacted are located primarily in OCNJ's regional office in Voorhees, New Jersey, and in the New Jersey regional claims office, Mt. Laurel, New Jersey.


Impact on Statutory Property & Casualty Projected Results for Years 2001-2003 In June 2001 the Corporation announced a new Corporate Strategic Plan that included combined ratio projections for years 2001 through 2003. Through the third quarter of 2001 the financial performance of the Corporation was on track to successfully achieve the first fiscal year financial results of the Corporate Strategic Plan. The elimination of the New Jersey private passenger auto business is expected to increase the underwriting expense ratio while lowering the loss and loss adjustment expense ratio by a greater degree over a period of time.

The Corporation is in the process of reviewing its reinsurance contracts for 2002 and updating its Corporate Strategic Plan. The recent terrorist attacks are expected to increase reinsurance premium rates while also improving the pricing environment for new and renewal direct business. The net impact on premiums cannot yet be determined. In early 2002, the Corporation plans to revise the 2002 and 2003 forecasted financial results that were reflected in the Corporate Strategic Plan projections as of June 2001.

Conference Call
The Corporation will conduct a conference call to discuss information included in this news release and related matters at 10:30 a.m. EST on Wednesday, December 19, 2001. The conference call will be Webcast simultaneously in a listen only mode via Investor Broadcast Network's Vcall Website, located at http://www.vcall.com. To listen to the live call, please go to the Website at least fifteen minutes early to register, download, and install any necessary audio software. There is no charge to access the call.


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Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 37th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2001). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.57 billion as of September 30, 2001.

Forward-looking Statements
The statements contained in this press release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

The projected financial results appearing in this press release omit certain information and disclosures which would be required under the accounting principles generally accepted in the United States of America (GAAP). Most of the projected financial results in this press release are prepared on a statutory basis of accounting as prescribed by regulators of insurance in the United States of America. For a description of certain of the material differences between statutory accounting principles and GAAP, see footnote 16 to the Corporation's consolidated financial statements for the fiscal year ended December 31, 2000, which are included in the Corporation's Annual Report
on Form   10-K for the fiscal year ended December 31, 2000.  The operating income after tax projection is the best estimate by the Corporation's management of the GAAP basis net income effect of the transaction described in this press release.